Exhibit 99.28

                                  PRESS RELEASE
                                  -------------


                          First National Bank Acquires

                              Sequoia National Bank



         South San Francisco, Calif.--(Business Wire)--May 2, 2005. FNB Bancorp (OTCBB:FNBG), today announced that its wholly owned subsidiary, First National Bank of Northern California, based in South San Francisco, California, has completed its acquisition of Sequoia National Bank, a national bank with total assets of approximately $62 million and two banking offices in San Francisco, California. Sequoia National Bank was consolidated with and merged into First National Bank of Northern California, effective April 30, 2005. Under the terms of the Acquisition Agreement, holders of the 4,749,646 Sequoia shares of common stock and options for 88,125 shares outstanding at the closing will receive approximately $11,137,962 in cash, subject to an escrow hold-back of $1,500,000 for a maximum of 120 days, in order to pay for certain contingencies specified in the Acquisition Agreement. Effective May 2, 2005, the former banking offices of Sequoia National Bank, located at 65 Post Street and 699 Portola Drive in San Francisco, California, began operating as branch offices of First National Bank of Northern California.

         Thomas C. McGraw, Chief Executive Officer of FNB Bancorp and First National Bank of Northern California, stated: "We are excited to begin offering our unique style of community banking from these offices in San Francisco. In addition, our existing customers who live and work in San Francisco will be better served by the addition of these new locations."
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         First National Bank of Northern California has eleven full-service banking offices in San Mateo County, and the Web address for First National Bank of Northern California is www.fnbnorcal.com. The common stock of FNB Bancorp is quoted on the OTC Bulletin Board under the symbol "FNBG.OB."

         Further information regarding this transaction may be obtained by reference to the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission.



         Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.





For further information contact:

Thomas C. McGraw
Chief Executive Officer
Tel: (650) 875-4864     Fax: (650) 588-9695

James B. Ramsey
Senior Vice President and Chief Financial Officer
Tel: (650) 875-4862     Fax: (650) 588-9695